Exhibit 10.19.4

AMENDMENT TO THE HAWKER BEECHCRAFT

CORPORATION RETIREMENT INCOME PLAN FOR

SALARIED EMPLOYEES

THIS AMENDMENT (“Amendment”) is made this 18th day of December, 2009, to the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees (the “Plan”) by Hawker Beechcraft Corporation (the “Company”), as sponsor of the Plan.

WHEREAS, the Company has reserved the right to amend the Plan; and

WHEREAS, the board of directors of the Company has approved adoption of this Amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:

(1) Effective January 1, 2009, Section 1.15 is amended to include within a Participant’s Compensation for purposes of Code Section 415 any differential pay paid by the Employer to the Participant during the Limitation Year.

(2) Effective January 1, 2009, Section 2.07 is amended to add a new subsection (c) at the end thereof:

(c) For purposes of applying any Code-based requirements to this Plan, including, but not limited to, the limitations under Code Section 415 and any applicable nondiscrimination requirement, a Participant receiving a Differential Wage Payment will be treated as an employee of the Employer making the payment, and the Differential Wage Payment will be treated as “compensation” of the Participant receiving the payment.

As used in this Section, the term “Differential Wage Payment” means any payment that (i) is made by an Employer to a Participant with respect to any period during which the Participant is performing service in the uniformed services (as defined in chapter 43 of title 38, United States Code) while on active duty for a period of more than 30 days, and (ii) represents all or a portion of the wages the Participant would have received from the Employer if the Participant were performing service for the Employer.

(3) Effective January 1, 2007, Section 9.07(b)(1) is amended to add the following new paragraph at the end thereof:

A portion of a distribution will not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code or to a plan described in section 401(a), 403(a), or 403(b) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(4) Effective January 1, 2008, Section 9.07(b)(2) is amended to include within the definition of “eligible retirement plan” a Roth IRA described in Code Section 408A.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed as of the date first set forth above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ James D. Knight
Name:	James D. Knight
Title:	Vice President and Controller